Exhibit 14

AMERICAN SAFETY INSURANCE HOLDINGS, LTD.

CODE OF BUSINESS CONDUCT AND ETHICS

(as adopted and amended as of May, 2010)

I.	Purpose

The Board of Directors (the “Board”) of American Safety Insurance Holdings, Ltd. together with its subsidiaries (“collectively, American Safety” or the “Company”) has adopted this Code of Business Conduct and Ethics (the “Code”), in connection with Rule 303A of the New York Stock Exchange (the “NYSE Listing Standards”) and Section 406 of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder. The provisions of this Code apply to all employees, officers, and directors of the Company, including the Company’s principal executive officers, principal financial officer, principal and senior accounting officers or controller, or persons performing similar functions (collectively, “Employees”).

The Code is designed to deter wrongdoing and to promote, honest and ethical conduct, avoidance of conflicts of interests, full, fair, accurate, timely and understandable disclosure in Securities and Exchange Commission public filings, compliance with applicable governmental laws, rules and regulations, prompt internal reporting of violations of the Code and accountability for adherence to the Code.

II.	Ethical Behavior

Each Employee is expected to adhere to a high standard of ethical conduct and to conduct his or her duties on behalf of the Company with uncompromising honesty and integrity. Each Employee of the Company is expected to be honest and ethical in dealing with all Company employees, customers, vendors and third parties.

III.	Conflicts of Interest

Each Employee is expected to avoid engaging in activities that conflict with, or are reasonably likely to conflict with, the best interests of the Company and its shareholders. An Employee must never use or attempt to use his or her position with the Company to obtain any improper benefit for himself or herself, for his or her family members, or for any other person. In addition, Employees should not have any position with or substantial interest in, any business enterprise for profit, the existence of which would be expected to conflict with the proper performance of his or her respective Company duties or responsibilities.

This provision applies not only to each Employee but also to immediate family members of each Employee, any trust in which an Employee (or a member of the Employee’s immediate family) has a beneficial interest (and over which it can exercise or influence decision making), and any person with whom the Employee (or a member of the Employee’s immediate family) has a substantial business relationship. An “immediate family member” includes parent, child, spouse, domestic partner, brother, sister, parent-in-law, grandparent, and grandchild.

If an Employee believes a conflict of interest exists or may arise, he or she should immediately disclose the nature and extent of the conflict, or potential conflict, to his or her supervisor, who, along with appropriate members of senior management of the Company, will evaluate the conflict and take the appropriate action, if any, to ensure that the Company’s interests are protected. For the avoidance of doubt, any transaction between the Company and another party on terms that are reasonably believed to be at least as favorable as the terms that the Company otherwise could have obtained from an unrelated third party shall not create a conflict of interest or cause a violation of this Code, provided that (i) with respect to the Board and any member of senior management, the Audit Committee of the Board was given prior notice of such transaction and (ii) with respect to all other Employees not included in the immediately preceding clause, the Company’s General Counsel was given prior notice of such transaction.

IV.	Related Party Transactions

All “related party transactions” involving the Company shall be approved in advance by (a) a majority of the independent members of the Board, or (b) a majority of the members of a committee of the Board consisting solely of independent directors, such as the Audit Committee or the Nominating and Corporate Governance Committee. In deciding whether to approve a related party transaction, the board shall consider whether the transaction is on terms and conditions that are reasonable under the circumstances and in the best interests of the Company’s shareholders.

For purposes of this Code of Business Conduct and Ethics a “related party transaction” is one in which the company is a participant and that, individually or taken together with related transactions, exceeds or is reasonably likely to exceed, $120,000 in amount in any year and which any of the following individuals (a “covered person”) has a direct or indirect material interest:

1.	an director or executive officer:

2.	any nominee for election as a director;

3.	any security holder who is known by the Company to own of record or beneficially more than 5% of any class of the Company’s voting securities; or

4.

any immediate family member of any of the foregoing persons, including any child, stepchild, parent, stepparent, spouse, sibling, mother-, father- son- ,daughter-, brother-, or sister-in-law; and any person (other than a tenant or employee) sharing the same household.

For purposes of this policy, a material interest in a transaction shall not be deemed to exist when a covered person’s interest in the transaction results from (a) the covered person’s (together with his or her immediate family’s) direct or indirect ownership of less than a 10% economic interest in the other party to the transaction, and/or the covered person’s service as a director of the other party to the transaction, or (b) the covered person’s pro rata participation in a benefit received by him or her solely as a security holder.

A transaction shall be deemed to involve the Company if it involves a vendor or partner of the Company or any of its subsidiaries and related to the business relationship between the Company or any of its subsidiaries and that vendor or partner.

The Board intends that approval shall be required for any transaction that could require disclosure pursuant to Regulation S-K, Item 404(a) and this section shall be interpreted consistent with that Item.

V.	Corporate Opportunities

All Employees are prohibited from taking for themselves personally opportunities that are discovered through the use of corporate property, information or position without the consent of the Board. No Employee may use corporate property, information, or position for improper personal gain, and no Employee may compete with the Company directly or indirectly. All Employees owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises.

VI.	Competition and Fair Dealing

The Company seeks to outperform our competition fairly and honestly. Stealing proprietary information, possessing trade secret information that was obtained without the owner’s consent, or inducing such disclosures by past or present employees of other companies is prohibited. Each Employee should endeavor to respect the rights of and deal fairly with the Company’s suppliers, customers, competitors and employees. No Employee should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other intentional unfair-dealing practice.

The purpose of business entertainment and gifts in a commercial setting is to create good will and sound working relationships, not to gain unfair advantage with customers. No gift or entertainment should ever be offered, given, provided or accepted by any employee of the Company, family member of an employee or agent unless it: (1) is not a cash gift, (2) is consistent with customary business practices, (3) is not excessive in value, (4) cannot be construed as a bribe or payoff and (5) does not violate any laws or regulations. Please discuss with your supervisor any gifts or proposed gifts which you are not certain are appropriate.

VII.	Integrity of Records and Financial Reporting

The Company applies the highest ethical standards in its financial and non-financial public reporting and follows all applicable Securities and Exchange Commission, NYSE Listing Standards, and other standards and rules regarding reporting. Employees are responsible for full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission and in other public communications made by the Company. As such each Employee has the responsibility to be truthful and accurate in his or her accounting and reporting practices and to immediately report to appropriate Company personnel any information that he or she becomes aware of that affects disclosures made by the Company. This includes any violations of law or this Code that may warrant disclosure to appropriate government authorities. If an Employee discovers an error in any information previously disclosed to the public, such discovery should immediately be brought to the attention of members of senior management and the Audit Committee of the Board and, if applicable, the Company’s independent auditors or outside legal advisors.

VIII.	Compliance With Laws, Rules And Regulations

It is the Company’s policy to comply with all applicable federal or state laws, rules, and regulations, the laws of any other jurisdictions in which we conduct business and the rules and regulations of self-regulatory organizations of which the Company is a member. Obeying the law, both in letter and spirit, is the foundation on which this Company’s ethical standards are built. It is the responsibility of each Employee to respect and adhere to such applicable laws, rules, and regulations. When an Employee is uncertain regarding the interpretation and/or application of any law or regulation, he or she should consult with a supervisor, a member of senior management, or the Company’s General Counsel.

IX.	Confidentiality

Employees must maintain the confidentiality of confidential information entrusted to them by the Company or its customers, except when disclosure is authorized by the Company’s General Counsel or required by laws or regulations. Confidential information includes all non-public information that might be of use to competitors, or harmful to the Company or its customers, if disclosed. The obligation to preserve confidential information continues even after employment ends.

X.	Protection and Proper Use of Company Assets

All Employees should endeavor to protect the Company’s assets and ensure their efficient use. Any suspected incident of fraud or theft should be immediately reported for investigation. The Company’s assets to which this obligation of protection extends include its proprietary information. Proprietary information includes intellectual property such as trade secrets, patents, trademarks and copyrights, as well as business, marketing and service plans, engineering and manufacturing ideas, designs, databases, records, salary information and any unpublished financial data and reports. Unauthorized use or distribution of this information would violate the policies of the Company. It could also be illegal and result in civil or even criminal penalties.

XI.	Waivers and Amendments

This Code may be amended or modified by the Board or by senior management of the Company. Waivers of this Code may only be granted by the Board or a committee of the Board with specific delegated authority. Waivers of and amendments to this Code will be disclosed to the public as required by the Securities Exchange Act of 1934 and the rules thereunder and the applicable rules of the NYSE Listing Standards.

XII.	Reporting any Illegal or Unethical Behavior or Accounting or Auditing Concerns

Compliance with this Code is important to the Company and depends on each Employee. If you observe or become aware of illegal or unethical behavior, violations of the Code or accounting or auditing concerns, you should promptly report the behavior following the procedures set forth in the Company’s Employee Whistleblower Complaint Policy. As stated in that policy, it is the policy of the Company not to retaliate against any person for the act of reporting, in good faith, a suspected ethical or legal violation or accounting or auditing concerns. Any attempt to take such adverse action is a violation of this Code and will result in significant discipline, including possible termination.

XIII.	Enforcement

The Company’s Audit Committee, in coordination with senior management, the Company’s General Counsel and, where appropriate, the Board, is responsible for overseeing the fair, prompt and consistent enforcement of this Code, including the investigation of possible violations and the undertaking of remedial actions.

XIV.	Sanctions

The Company has a long-standing commitment to conduct all business activities with the highest ethical standards. Accordingly, this Code is important to the Company and must be taken seriously. Violations of this Code will not be tolerated and will result in disciplinary action. Depending on the nature of the violation involved, violation of this Code may result in civil or criminal legal enforcement actions.

Employee Signature
Date

Employee Name (Print)